EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Thomas M. Buonaiuto Executive Vice President & Chief Financial Officer (845) 365-4615

U.S.B. HOLDING CO., INC., PARENT COMPANY OF
UNION STATE BANK, REPORTS A 9.8 PERCENT INCREASE
IN FIRST QUARTER 2006 NET INCOME TO $8.1 MILLION

Orangeburg, NY, April 26, 2006 - Thomas E. Hales, Chairman of the Board of U.S.B. Holding Co., Inc. (the “Company”) (NYSE: UBH), the parent company of Union State Bank (the “Bank”), with consolidated assets of $2.8 billion, today announced that the Company’s net income for the three months ended March 31, 2006 was $8.1 million, an increase of 9.8 percent compared to $7.4 million for the three months ended March 31, 2005. Diluted earnings per common share was $0.36 for the 2006 first quarter compared to $0.33 for the 2005 first quarter, an increase of 9.1 percent. The Company’s return on average common stockholders’ equity and return on average total assets for the three months ended March 31, 2006 was 15.73 percent and 1.16 percent compared to 16.03 percent and 1.07 percent for the three months ended March 31, 2005, respectively.

The increase in the 2006 first quarter net income and diluted earnings per common share compared to the 2005 first quarter was due to increases in net interest income and non-interest income, and decreases in the provision for credit losses, non-interest expenses and the effective rate for the provision for income taxes.

Mr. Hales commented that, “The Company’s 9.8 percent increase in net income for the 2006 first quarter is attributable to management’s focus despite a challenging interest rate environment.”

Net interest income increased 1.6 percent to $23.4 million for the three months ended March 31, 2006 compared to the 2005 first quarter. The net interest margin increased to 3.59 percent from 3.53 percent for the three months ended March 31, 2005. Net interest income is the Company’s core revenue and is under pressure from a relatively flat U.S. Treasury yield curve. The current slope of the U.S. Treasury yield curve could negatively affect net interest income by causing interest rate margins to compress.

Mr. Hales added, “We will continue to evaluate opportunities to leverage our strong capital position. While our focus will be to increase the levels of floating-rate interest earning assets, we will also continue to exercise prudence and patience when making interest rate decisions that in the long-term will positively impact the Company.”

The provision for credit losses decreased to $309,000 in the first quarter of 2006 compared to $391,000 for the three months ended March 31, 2005. The decrease in the provision for credit losses was due to an overall decrease in the loan portfolio at March 31, 2006 as compared to March 31, 2005. Non-performing assets at March 31, 2006 was $8.1 million compared to $9.0 million at December 31, 2005 and $1.0 million at March 31, 2005.

Non-interest income increased $0.1 million to $2.0 million for the three months ended March 31, 2006 compared to the 2005 first quarter. The increase in non-interest income was primarily due to an increase in loan prepayment fees, fees on value added account services, and other miscellaneous income, partially offset by a decrease in service charges on deposit accounts.

Non-interest expenses decreased 2.8 percent to $13.0 million for the three months ended March 31, 2006 compared to the 2005 first quarter. The $0.4 million decrease in non-interest expenses was primarily a result of decreases in professional fees of $0.3 million as a result of 2005 expenses for the appeal of an unfavorable ruling by the Superior Court of New Jersey on a non-performing real estate construction loan; salaries and benefits expense of $0.1 million resulting from lower medical benefit costs, partially offset by higher levels of incentive, stock option and deferred compensation expense; and a $0.1 million decrease in occupancy and equipment expense from lower levels of depreciation expense on fixed assets. The effective rate for the provision for income taxes for the three months ended March 31, 2006 decreased to 32.6 percent from 33.3 percent for the 2005 first quarter.

Mr. Crotty, President and Chief Operating Officer of the Company, stated that, “Our employees continue to work diligently to increase revenues and reduce operating expenses. These efforts have resulted in an efficiency ratio of under 50 percent for the 2006 first quarter.”

The Company operates through its banking subsidiary, Union State Bank, a commercial bank currently with 29 branches, of which 26 are in Rockland and Westchester Counties, New York, and one branch each in Stamford, Connecticut, and Manhattan, New York City, and Orange County, New York. The Bank also operates four loan production offices in Rockland, Westchester, and Orange Counties, New York, and Stamford, Connecticut. Further information on the Company can be found on the Bank’s website at www.unionstate.com.

Forward-Looking Statements: This Press Release contains a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “intend,” “should,” “will,” “would,” “could,” “may,” “planned,” “estimated,” “potential,” “outlook,” “predict,” “project” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

The Company's forward-looking statements are only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

U.S.B. HOLDING CO., INC.

SELECTED FINANCIAL INFORMATION — UNAUDITED
(in thousands, except ratios and share amounts)

	Three Months Ended
	March 31,
Consolidated summary of operations data:	2006	2005
Interest income	$41,856	$37,221
Interest expense	18,494	14,233
Net interest income	23,362	22,988
Provision for credit losses	309	391
Non-interest income	1,957	1,827
Non-interest expenses	12,968	13,344
Income before income taxes	12,042	11,080
Provision for income taxes	3,927	3,689
Net income	$8,115	$7,391

Consolidated common share data:[1]
Basic earnings per share	$0.37	$0.34
Diluted earnings per share	0.36	0.33
Weighted average shares	21,723,833	21,437,749
Adjusted weighted average shares	22,724,986	22,423,850
Cash dividends per share	$0.14	$0.12

Selected income statement data
Return on average total assets	1.16%	1.07%
Return on average common stockholders’ equity	15.73%	16.03%
Efficiency ratio	49.95%	52.61%
Net interest spread - tax equivalent	3.46%	3.41%
Net interest margin - tax equivalent	3.59%	3.53%

	March 31,	December 31,	March 31,
Selected balance sheet data at period end:	2006	2005	2005
Securities available for sale, at estimated fair value	$409,940	$375,990	$476,168
Securities held to maturity	746,790	746,851	608,438
Loans, net of unearned income	1,498,955	1,474,984	1,526,787
Allowance for loan losses	15,449	15,164	15,501
Total assets	2,799,686	2,758,226	2,762,716
Deposits	1,796,162	1,847,202	1,796,867
Borrowings	712,011	622,159	598,271

Subordinated debt issued in connection with corporation - obligated mandatory redeemable capital securities of subsidiary trusts	61,858	61,858	61,858
Stockholders’ equity	207,017	204,153	184,077
Tier 1 capital	$272,426	$266,823	$247,273
Common shares outstanding[1]	21,753,733	21,713,805	21,506,744
Book value per common share[1]	$9.52	$9.40	$8.56

Selected balance sheet financial ratios:
Leverage ratio	9.79%	9.47%	8.99%
Allowance for loan losses to total loans	1.03%	1.03%	1.02%
Non-performing assets to total assets	0.29%	0.33%	0.03%

[1]	Share amounts are adjusted for the five percent common stock dividend distributed in September 2005.

U.S.B. HOLDING CO., INC.

AVERAGE BALANCE INFORMATION — UNAUDITED
	Three Months Ended
	March 31,
	2006	2005
	(000’s)

ASSETS
Federal funds sold	$20,954	$59,053
Securities[2]	1,176,841	1,098,886
Loans[3]	1,478,222	1,505,751
Earning assets	2,676,017	2,663,690
Total Assets	$2,787,752	$2,758,037

LIABILITIES AND
STOCKHOLDERS’ EQUITY
Non-interest bearing deposits	$313,746	$332,106
Interest bearing deposits	1,550,149	1,547,288
Total deposits	1,863,895	1,879,394
Borrowings	638,403	600,962
Subordinated debt issued in connection with corporation-obligated mandatory redeemable capital securities of subsidiary trusts	61,858	61,858
Interest bearing liabilities	2,250,410	2,210,108
Stockholders’ Equity	$206,352	$184,417

[2]	Securities exclude the mark-to-market adjustment required by FASB No. 115.

[3]
Loans are net of both the unearned discount and the allowance for loan losses. Nonaccruing loans are included in average balances for purposes of computing average loans, average earning assets and total assets.

U.S.B. HOLDING CO., INC.

SUPPLEMENTAL FINANCIAL INFORMATION — UNAUDITED

	Consolidated Balance Sheet Data
	at March 31,
	2006	2005
	(000's)
Commercial (time and demand) loans	$174,279	$182,829
Construction and land development loans	377,064	428,147
Commercial mortgages	580,718	579,472
Residential mortgages	278,558	246,213
Home equity loans	79,967	80,720
Personal installment loans	1,572	1,832
Credit card loans	6,381	6,059
Other loans	3,043	4,853
Deferred commitment fees	2,627	3,338
Intangibles	3,517	4,772
Goodwill	1,380	1,380
Nonaccrual loans	8,128	960
Restructured loans	131	136
Reserve for unfunded loan commitments and standby letters of credit[4]	1,003	692
Non-interest bearing deposits	298,449	327,501
Interest bearing deposits	1,497,713	1,469,366

	Consolidated Income Data
	for the Three Months
	Ended March 31,
	2006	2005
	(000's)
Interest income - tax equivalent	$42,502	$37,770
Net interest income - tax equivalent	24,008	23,537
Deposit service charges	829	904
Other income	1,128	923
Salaries and employee benefits expense	8,264	8,321
Occupancy and equipment expense	1,948	2,050
Advertising and business development expense	602	575
Professional fees expense	373	668
Communications expense	346	341
Stationery and printing expense	153	161
Amortization of intangibles	285	291
Other expense	997	937
Net charge-offs/(recoveries)	127	(34)

[4]	The reserve for standby letters of credit of $0.4 million in 2005 was included in the allowance for loan losses.